NEWS RELEASE

Contacts:	Billy F. Mitcham, Jr., President & CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Karen Roan Dennard Rupp Gray & Lascar (DRG&L) 713-529-6600

FOR IMMEDIATE RELEASE

MITCHAM INDUSTRIES REPORTS RECORD
FISCAL 2012 FOURTH QUARTER AND YEAR-END RESULTS

Q4 Revenues of $37 million and diluted EPS of $0.77
Q4 Equipment leasing revenues of $23.7 million
FY2012 Revenues of $112.8 million and diluted EPS of $2.02

HUNTSVILLE, TX – APRIL 3, 2012 – Mitcham Industries, Inc. (NASDAQ: MIND) (the “Company”) today announced record financial results for its fiscal 2012 fourth quarter and year ended January 31, 2012.

Total revenues for the fourth quarter increased 88% to $37.0 million from $19.7 million in the fourth quarter of fiscal 2011, and equipment leasing revenues rose 87% to $23.7 million from $12.7 million a year ago. Net income for the fourth quarter increased to $10.2 million, or $0.77 per diluted share, compared to $1.8 million, or $0.17 per diluted share, in the fourth quarter of fiscal 2011. Earnings per share for the fiscal 2012 fourth quarter reflect the effect of 2.3 million additional shares of common stock issued in the Company’s June 2011 public offering. EBITDA (earnings before interest, taxes, depreciation and amortization) for the fiscal 2012 fourth quarter increased 147% to $22.5 million, or 61% of total revenues, from $9.1 million, or 46% of total revenues, in the same period last year. EBITDA, which is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income and cash provided by operating activities, the most comparable GAAP measures, in the accompanying financial tables.

Bill Mitcham, the Company’s President and CEO, stated, “We are extremely pleased with our fourth quarter and full year performance as these results represent another record achievement for the Company in terms of total revenues, leasing revenues, net income, earnings per share and EBITDA for both the fourth quarter and full fiscal year. Our leasing revenues for the fourth quarter were $23.7 million, an 87% increase from a year ago and 36% above the previous quarter, which was also a record. For the full fiscal year, we passed the $100 million mark in total revenues for the first time and more than doubled our EBITDA from last year to $63.5 million.

“The increasing size and breadth of our lease pool, combined with our geographic expansion, higher utilization and a robust global seismic market, continue to drive excellent results. Our fourth quarter performance reflects across the board strength in the United States and several of our international markets, particularly Latin America, Europe and North Africa, as well as ongoing strong activity in our marine leasing business. Demand for land seismic rental equipment in the U.S. has picked up sequentially, mainly driven by activity in several of the shale plays. Our Seamap segment had another strong quarter, delivering one GunLink 4000, two BuoyLink RGPS systems and a considerable amount of aftermarket sales, service and repair work. Of course, none of this would have been possible without the tremendous efforts of our employees all around the world.

“Looking at the current year, we remain encouraged about what we have seen so far in fiscal 2013 as there are continuing indications of strong demand for seismic services, particularly in international markets. Current inquiry and order activity lead us to believe that the fundamental trends we saw in fiscal 2012 will continue in fiscal 2013. We have had a good winter season in Russia and Canada. Essentially all of our land recording channels have been committed during the first quarter of fiscal 2013, as was the case in the fourth quarter of fiscal 2012, indicating good utilization of our lease pool. The seismic industry continues to be driven by the need for greater image resolution, which requires higher density and higher channel count. We also expect Seamap to have an excellent year in fiscal 2013. We head into the year with a strong order book at Seamap, driven by growing demand for our GunLink and BuoyLink products as contractors seek to expand capabilities and upgrade equipment and technology.”

FISCAL 2012 FOURTH QUARTER RESULTS

Total revenues for the fiscal 2012 fourth quarter increased 88% to $37.0 million from $19.7 million a year ago, driven by extremely strong equipment leasing revenues and another excellent quarter at Seamap. A significant portion of the Company’s revenues are typically generated from sources outside the United States, and during the fourth quarter of fiscal 2012, the percentage of revenues from international customers was approximately 72% compared to 81% in the fourth quarter of fiscal 2011.

Equipment leasing revenues, excluding equipment sales, increased 87% to $23.7 million compared to $12.7 million in the same period a year ago, primarily due to strength in U.S. and Latin American land, increased activity levels in Europe and North Africa, as well as ongoing strength in marine leasing. Also contributing to positive fourth quarter results were operations in Russia and Canada as the winter season began late in the fourth quarter.

Lease pool equipment sales were $3.4 million compared to $972,000 in the fourth quarter a year ago. Sales of new seismic, hydrographic and oceanographic equipment were $2.6 million compared to $2.0 million in the same period a year ago.

Seamap equipment sales for the fiscal 2012 fourth quarter increased 78% to $7.3 million from $4.1 million in the same period a year ago. This year’s quarter included the sale of one GunLink 4000 system and two BuoyLink RGPS systems in conjunction with significant after-market sales, comprised of replacement parts and ongoing service and repair work.

Lease pool depreciation in the fiscal 2012 fourth quarter was $7.4 million compared to $5.8 million in the same period a year ago, representing a 27% increase. This increase resulted from additions made to the Company’s lease pool during fiscal years 2012 and 2011, which totaled approximately $68 million and $31 million, respectively.

Gross profit in the fiscal 2012 fourth quarter increased 135% to $21.3 million from $9.1 million in the same period a year ago, largely due to substantially higher revenues and despite higher depreciation expense. Gross profit margin for the fourth quarter of fiscal 2012 increased to 57% from 46% in the same period a year ago. General and administrative expenses for the fourth quarter of fiscal 2012 were $6.0 million compared to $4.5 million in the same period a year ago. Operating income rose to $14.6 million, or 39% of revenues, from $3.3 million, or 17% of revenues in the same period a year ago.

FULL YEAR FISCAL 2012 RESULTS

Total revenues for fiscal 2012 increased 58% to $112.8 million compared to $71.4 million in fiscal 2011. Equipment leasing revenues increased 90% to $70.1 million compared to $36.8 million in fiscal 2011. Lease pool equipment sales for fiscal 2012 were $6.5 million compared to $2.5 million last year. Sales of new seismic, hydrographic and oceanographic equipment for fiscal 2012 were $7.8 million compared to $10.7 million in fiscal 2011. Seamap equipment sales for fiscal 2012 increased 33% to $28.4 million from $21.3 million in fiscal 2011.

Operating income for fiscal 2012 was $34.5 million, or 31% of revenues, compared to $6.9 million, or 9.7% of revenues, in fiscal 2011. Net income was $24.3 million, or $2.02 per diluted share, compared to $4.7 million, or $0.46 per diluted share, in fiscal 2011. Fiscal 2012 EBITDA increased 121% to $63.5 million, or 56% of total revenues, from $28.7 million, or 40% of total revenues, in fiscal 2011. EBITDA, which is not a measure determined in accordance with GAAP, is defined and reconciled to reported net income and cash provided by operating activities, the most comparable GAAP measures, in the accompanying financial tables.

CONFERENCE CALL

The Company has scheduled a conference call for Wednesday, April 4, 2012 at 9:00 a.m., Eastern Time, to discuss its fiscal 2012 fourth quarter and fiscal year-end results. To access the call, please dial (480) 629-9835 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging on that site and clicking “Investors.” A telephonic replay of the conference call will be available through April 18, 2012 and may be accessed by calling (303) 590-3030, and using the passcode 4522783#. A web cast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or email dmw@drg-l.com.

***
Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Budapest, Hungary; Lima, Peru; Bogota, Colombia and the United Kingdom, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry. Through its Seamap business, Mitcham designs, manufactures and sells specialized seismic marine equipment.

Certain statements and information in this press release concerning results for the fiscal year and quarter ended January 31, 2012 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publically update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

- Tables to follow –

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	January 31, 2012	January 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$15,287	$14,647
Restricted cash	98	—
Accounts receivable, net	35,788	17,832
Current portion of contracts receivable	2,273	3,582
Inventories, net	6,708	4,813
Income tax receivable	-	325
Deferred tax asset	2,594	1,427
Prepaid expenses and other current assets	2,530	2,128
Total current assets	65,278	44,754
Seismic equipment lease pool and property and equipment, net	120,377	79,095
Intangible assets, net	4,696	5,358
Goodwill	4,320	4,320
Prepaid foreign income tax	3,519	3,053
Long-term portion of contracts receivable, net	-	1,355
Other assets	39	36

Total assets	$198,229	$137,971

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,037	$5,203
Current maturities – long-term debt	1,399	3,177
Income taxes payable	2,419	1,276
Deferred revenue	543	778
Accrued expenses and other current liabilities	6,583	5,165

Total current liabilities	23,981	15,599
Non-current income taxes payable	5,435	3,482
Deferred tax liability	595	832
Long-term debt, net of current maturities	12,784	23,343
Total liabilities	42,795	43,256
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	-	—
Common stock, $0.01 par value; 20,000 shares authorized; 13,556 and 10,872 shares issued at January 31, 2012 and January 31, 2011, respectively	136	109
Additional paid-in capital	113,654	77,419
Treasury stock, at cost (925 shares at January 31, 2012 and January 31, 2011)	(4,857)	(4,843)
Retained earnings	39,297	14,976
Accumulated other comprehensive income	7,204	7,054

Total shareholders’ equity	155,434	94,715

Total liabilities and shareholders’ equity	$198,229	$137,971

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	For the Three Months		For the Twelve Months Ended
	Ended January 31,		January 31,
	2012	2011	2012	2011
Revenues:
Equipment leasing	$23,679	$12,692	$70,137	$36,825
Lease pool equipment sales	3,400	972	6,503	2,470
Seamap equipment sales	7,325	4,115	28,406	21,345
Other equipment sales	2,630	1,956	7,788	10,723

Total revenues	37,034	19,735	112,834	71,363

Cost of sales:
Direct costs — equipment leasing	1,711	1,254	8,059	3,739
Direct costs — lease pool depreciation	7,384	5,799	27,400	21,354
Cost of lease pool equipment sales	857	496	1,580	1,130
Cost of Seamap and other equipment sales	5,813	3,121	18,043	18,498

Total cost of sales	15,765	10,670	55,082	44,721

Gross profit	21,269	9,065	57,752	26,642
Operating expenses:
General and administrative	5,951	4,469	21,354	16,755
Provision for doubtful accounts	428	998	615	1,795
Depreciation and amortization	318	300	1,239	1,171

Total operating expenses	6,697	5,767	23,208	19,721

Operating income	14,572	3,298	34,544	6,921
Other income (expenses):
Gain from bargain purchase in business combination	—	-	-	1,304
Interest, net	(101)	(171)	(396)	(473)
Other, net	174	(340)	182	(958)

Total other income (expenses)	73	(511)	(214)	(127)

Income before income taxes	14,645	2,787	34,330	6,794
Provision for income taxes	(4,480)	(1,033)	(10,009)	(2,065)

Net income	$10,165	$1,754	$24,321	$4,729

Net income per common share:
Basic	$0.82	$0.18	$2.13	$0.48

Diluted	$0.77	$0.17	$2.02	$0.46

Shares used in computing net income per common share:
Basic	12,445	9,916	11,432	9,870
Diluted	13,209	10,358	12,069	10,181

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Twelve Months
	Ended January 31,
	2012	2011
Cash flows from operating activities:
Net income	$24,321	$4,729
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,774	22,717
Stock-based compensation	1,331	1,099
Gain from bargain purchase in business combination	—	(1,304)
Provisions for doubtful accounts	1,709	1,795
Provision for inventory obsolescence	173	94
Gross profit from sale of lease pool equipment	(4,923)	(1,340)
Excess tax expense (benefit) from exercise of non-qualified stock options	(778)	5
Benefit for deferred income taxes	(285)	(230)
Changes in non-current income taxes payable	597	224
Changes in working capital items, net of effects from business combination:
Trade accounts and contracts receivable	(16,687)	(2,019)
Inventories	(2,614)	727
Income taxes receivable and payable	2,532	1,001
Contract revenues in excess of billings	—	573
Prepaid foreign income tax	(440)	(318)
Accounts payable, accrued expenses, other current liabilities	2,683	1,964
Prepaids and other, net	(435)	420

Net cash provided by operating activities	35,958	30,137

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(62,142)	(32,736)
Purchases of property and equipment	(1,525)	(383)
Sale of used lease pool equipment	6,503	2,470
Acquisition of AES, net of cash acquired	—	(2,100)
Payment for earn-out provision	(148)	—
Net cash used in investing activities	(57,312)	(32,749)

Cash flows from financing activities:
Net (payments) proceeds from revolving line of credit	(9,100)	6,300
Proceeds from equipment notes	37	3,672
Payments on borrowings	(3,308)	(719)
Net purchases of short-term investments	(101)	684
Proceeds from issuance of common stock upon exercise of options	2,809	396
Net proceeds from public offering of common stock	31,028	—
Excess tax (expense) benefit from exercise of non-qualified stock options	778	(5)
Net cash provided by financing activities	22,143	10,328
Effect of changes in foreign exchange rates on cash and cash equivalents	(149)	801

Net change in cash and cash equivalents	640	8,517
Cash and cash equivalents, beginning of period	14,647	6,130

Cash and cash equivalents, end of period	$15,287	$14,647

Mitcham Industries, Inc.
Reconciliation of Net Income and Net Cash Provided by Operating Activities to EBITDA

	For the Three Months Ended		For the Twelve Months Ended
	January 31,		January 31,
	2012	2011	2012	2011
		(in thousands)		(in thousands)
Reconciliation of Net income to EBITDA and Adjusted EBITDA
Net income	$10,165	$1,754	$24,321	$4,729
Interest expense, net	101	171	396	473
Depreciation and amortization	7,736	6,131	28,774	22,717
Provision for income taxes	4,480	1,033	10,009	2,065
Gain from bargain purchase	—	—	—	(1,304)

EBITDA (1)	22,482	9,089	63,500	28,680
Stock-based compensation	198	158	1,331	1,099

Adjusted EBITDA (1)	$22,680	$9,247	$64,831	$29,779

Reconciliation of Net cash provided by operating activities to EBITDA
Net cash provided by operating activities	$7,598	$9,842	$35,958	$30,137
Stock-based compensation	(198)	(158)	(1,331)	(1,099)
Provision for doubtful accounts	(428)	(998)	(1,709)	(1,795)
Changes in trade accounts and contracts receivable	8,483	252	16,687	2,019
Interest paid	130	263	704	728
Taxes paid , net of refunds	3,330	205	7,536	508
Gross profit from sale of lease pool equipment	2,543	476	4,923	1,340
Changes in contract revenues in excess of billings	—	—	—	(573)
Changes in inventory	1,642	106	2,614	(727)
Changes in accounts payable, accrued expenses and other current liabilities and deferred revenue	(236)	32	(2,683)	(1,964)
Other	(382)	(931)	801	106

EBITDA (1)	$22,482	$9,089	$63,500	$28,680

(1)	EBITDA is defined as net income (loss) before (a) interest expense, net of interest income, (b) provision for (or benefit from) income taxes (c) depreciation, amortization and impairment and (d) the gain from bargain purchase. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The covenants of our revolving credit agreement require us to maintain a minimum level of EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance and liquidity of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	January 31,		January 31,
	2012	2011	2012	2011
		(in thousands)		(in thousands)
Revenues:
Equipment Leasing	$29,709	$15,620	$84,428	$50,018
Seamap	6,694	5,041	28,703	22,462
Inter-segment sales	631	(926)	(297)	(1,117)

Total revenues	37,034	19,735	112,834	$71,363

Cost of sales:
Equipment Leasing	11,643	8,803	42,615	34,494
Seamap	3,777	2,543	12,818	11,209
Inter-segment costs	345	(676)	(351)	(982)

Total cost of sales	15,765	10,670	55,082	44,721

Gross profit	21,269	9,065	57,752	26,642
Operating expenses:
General and administrative	5,951	4,469	21,354	16,755
Provision for doubtful accounts	428	998	615	1,795
Depreciation and amortization	318	300	1,239	1,171

Total operating expenses	6,697	5,767	23,208	19,721

Operating income	$14,572	$3,298	$34,544	$6,921

Equipment Leasing Segment:

Revenue:
Equipment leasing	$23,679	$12,692	$70,137	$36,825
Lease pool equipment sales	3,400	972	6,503	2,470
New seismic equipment sales	797	605	1,810	6,056
SAP equipment sales	1,833	1,351	5,978	4,667

	29,709	15,620	84,428	50,018
Cost of sales:
Lease pool depreciation	7,451	5,838	27,668	21,512
Direct costs-equipment leasing	1,711	1,254	8,059	3,739
Cost of lease pool equipment sales	857	496	1,580	1,130
Cost of new seismic equipment	365	91	924	4,362
sales
Cost of SAP equipment sales	1,259	1,124	4,384	3,751

	11,643	8,803	42,615	34,494

Gross profit	$18,066	$6,817	$41,813	$15,524

Gross profit %	61%	44%	50%	31%

Seamap Segment:

Equipment sales	$6,694	$5,041	$28,703	$22,462
Cost of equipment sales	3,777	2,543	12,818	11,209

Gross profit	$2,917	$2,498	$15,885	$11,253

Gross profit %	44%	50%	55%	50%

# # #